Exhibit 16.1

Deloitte & Touche LLP
Certified Public Accountants
Suite 400
200 South Biscayne Boulevard
Miami, FL 33131-2310
USA

Tel: +1 305 372 3100
Fax: +1 305 372 3160
www.deloitte.com

May 23, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01of Equity One, Inc.’s Form 8-K dated May 23, 2005, and have the following comments:

1.	We agree with the statements made in the first, third, fourth, fifth and sixth paragraph.

2.	We have no basis on which to agree or disagree with the statement made in the second paragraph.

Yours truly,

Deloitte & Touche LLP